Exhibit 99.1

February 26, 2014

Edward Vallejo

Vice President, Investor Relations

856-566-4005

edward.vallejo@amwater.com

Maureen Duffy

Vice President, Communications

856-309-4546

maureen.duffy@amwater.com

AMERICAN WATER REPORTS 2013 YEAR-END AND FOURTH

QUARTER RESULTS; YEAR MARKED BY GROWTH

•	Ongoing operations generated $2.9 billion in total operating revenue.

•	Adjusted net income (a non-GAAP financial measure) for continuing operations totaled $394.0 million, or $2.20 per diluted common share for 2013, excluding an approximate $0.14 per share one-time charge associated with the completed debt tender offer. Net income including this one-time charge was $369.3 million, or $2.06 per diluted common share.

•	Company executed growth strategy adding approximately 30,000 regulated customers and expanding market-based businesses.

•	Company invested approximately $950 million to ensure reliable water service.

VOORHEES, N.J., February 26, 2014 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today reported solid results for the year and quarter ended Dec. 31, 2013.

“Before speaking about our results, I want to speak about recent events in West Virginia, which truly highlight the importance of the service we provide,” said Jeff Sterba, president and CEO of American Water. “We are extremely proud of how our people responded to the Freedom Industries chemical spill. From the onset, we provided approximately 95,000 customers with water for basic sanitation and fire protection, and bottled and bulk water for drinking, while dealing with the contamination issue. Working closely with federal and state health agencies and regulators in a massive sampling and testing program, we were able to lift the ‘Do Not Use’ order in stages over a five day period beginning on Jan. 13. Informed discussion on possible legislation and/or regulation to help keep such incidents from happening is essential. American Water has been and will continue to be fully engaged in these conversations because nothing matters more to us than providing safe, reliable water service to our communities and customers.”

“Achieving excellence in customer service is a key driver of our results and 2013 was another year of strong performance on all fronts,” continued Sterba. “We achieved our operations and maintenance efficiency rate goal, grew both our regulated and market-based businesses and completed a multi-year effort to upgrade our technology platforms.”

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For the year, the company reported net income of $369.3 million, or $2.06 per diluted common share, including an approximate $0.14 per share one-time, after-tax charge related to the completed debt tender offer by American Water’s finance subsidiary, American Water Capital Corp., recorded in October 2013. The company’s adjusted net income (a non-GAAP financial measure) for continuing operations, excluding this one-time charge, was $394.0 million, or $2.20 per diluted common share, compared with net income for continuing operations of $374.3 million, or $2.11 per diluted common share, in 2012.

The company’s capital expenditures for 2013 were approximately $950 million, compared to $983 million in the prior year. The company anticipates investing $5.8 billion over the next five years in the water and wastewater systems that provide reliability and quality to its customers.

In the year 2013, American Water added approximately 30,000 customers to its regulated customer base, which is more than in the past five years combined. Approximately 20,000 of these are wastewater customers. The expansion of wastewater services is a key part of American Water’s long-term growth strategy.

Regulated Operations

For the year ending Dec. 31, 2013, American Water’s Regulated Businesses’ revenues increased by $29.5 million, or 1.1 percent, compared to the year ending Dec. 31, 2012. The increase in revenues was primarily due to rate increase authorizations, as well as by increased infrastructure surcharges and acquisitions, including the company’s New York acquisitions in May 2012 and the Dale Service acquisition in the fourth quarter of 2013. These increases in revenues were partially offset by decreased customer demand driven by cooler, wetter weather conditions in 2013, as compared to the hot, dry weather conditions in 2012.

The Regulated Businesses’ operation and maintenance (O&M) expense decreased $24.5 million, or 2.2 percent year-over-year. The regulated entities showed continued improvement in their O&M efficiency ratio (a non-GAAP measure). For the 12 months ended Dec. 31, 2013, the O&M efficiency ratio was 38.7 percent, compared to 40.1 percent for the same 12-month period in 2012.

American Water’s Regulated Businesses continue to upgrade and maintain their water systems in 2013 investing approximately $950 million. In recognition of that investment, the company received and put into effect authorizations for additional annualized revenues from general rate cases of $15.5 million in 2013, and received authorization for additional annualized revenues of $26 million in Pennsylvania

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effective Jan. 1, 2014. The company also received $36.1 million in additional annualized revenues from infrastructure surcharges in several states during 2013. Since Jan. 1, 2014, additional annualized revenues of $13.1 million in infrastructure surcharges were granted to the company’s New York, New Jersey and Illinois subsidiaries. As of Feb. 21, 2014, the company was awaiting final orders for general rate cases in three states, requesting $58.4 million in total additional annual revenues. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary. All annualized revenue amounts are based on current usage.

“Providing safe and reliable water and wastewater service is our business, which is why we invest almost a billion dollars in capital improvements on an annual basis,” said Sterba. “We are planning to increase that needed investment in the next five years while increasing our efficiencies and managing our costs to ensure we strike the right balance between needed upgrades and the cost of providing reliable service.”

American Water’s Regulated Business added approximately 30,000 customers to its customer base through the acquisition of ten water and five wastewater systems in 2013. The company also continued to provide a reliable supply of water to the communities in shale enriched areas in Pennsylvania as well as to multiple energy companies and now has 34 points of interconnection in that area. Since 2014 began, the company has already announced three more acquisitions in California, Illinois and New York.

Market-Based Operations

The company’s Market-Based Businesses’ revenues decreased by $4.9 million for the year compared to 2012. The decrease was mainly due to lower revenues from the termination of certain contracts in the company’s Contract Services Group, as well as decreases in capital projects in the company’s Military Services Group contracts as compared to the prior year. These decreases were offset by higher revenues in the company’s Homeowner Services Group and price redeterminations for several of the company’s military contracts. The Market-Based Business’ O&M expense decreased $12.6 million, or 4.5 percent, for the year as compared to the previous year.

American Water’s Market-Based Businesses continue to grow. The company recently announced its tenth contract with the U.S. military at Hill Air Force Base in Utah, and approximately $200 million of already awarded infrastructure projects will be executed in the next three years on the other military installations for which American Water provides service. The company’s homeowner services business, American Water Resources, also grew via geographic expansion and additional service offerings. Beyond residential customers, American Water Resources announced municipal partnerships with New York City, Nashville and Houston in 2013, and currently has nearly 700,000 customers and 1.25 million customer contracts.

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Quarterly Dividend

In recognition of the company’s financial performance, the board of directors declared, during the fourth quarter of 2013, a quarterly cash dividend of $0.28 per common share, payable on Mar. 3, 2014, to all shareholders of record as of Feb. 3, 2014.

2014 Earnings Guidance

American Water reaffirmed the 2014 earnings guidance issued on Dec. 17, 2013. The company estimates its 2014 ongoing earnings to be in the range of $2.35 to $2.45 per share, excluding the impact of the Freedom Industries chemical spill in West Virginia, which is estimated to be $0.02 per share through Feb. 26, 2014. The company’s earnings forecasts are subject to numerous risks such as extreme weather, costs associated with the company’s SAP implementation and other factors described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports.

Non-GAAP Financial Measures

This press release includes a presentation of adjusted net income and adjusted earnings per share (EPS). These items are derived from American Water’s consolidated financial information but are not presented in its financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted net income and adjusted EPS are defined, respectively, as GAAP net income and GAAP diluted earnings per common share excluding the nonrecurring charge recorded in October 2013 of $24.8 million associated with the company’s tender offer. These items constitute “non-GAAP financial measures” under Securities and Exchange Commission (SEC) rules. These non-GAAP financial measures supplement the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that these adjustments provide the company and its investors with an indication of American Water’s baseline performance excluding items that are not considered to be reflective of ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the company’s performance. Accordingly, the measurements have limitations depending on their use.

This press release also includes a presentation of O&M efficiency ratio, which excludes from its calculation estimated purchased water revenues and purchased water expenses as well as the allocable portion of non-O&M support services costs, mainly depreciation and general taxes. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The item constitutes a “non-GAAP financial measure” under Securities and Exchange Commission (SEC) rules. This non-GAAP financial measure supplements the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure.

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Management believes that the presentation of this measure is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to estimated purchased water revenues and purchased water expenses as well as the allocable portion of non-O&M support services costs, mainly depreciation and general taxes, which involve items that are not reflective of management’s ability to increase efficiency of the company’s regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of estimated revenues and expenses related to purchased water and the allocable portion of non-O&M support services costs.

Set forth below is a table that reconciles the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Year-End 2013 Earnings Conference Call

The year-end 2013 earnings conference call will take place on Thursday, Feb. 27, 2014 at 9 a.m. Eastern Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s website at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through March 6, 2014, by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4662798. The online archive of the webcast will be available through March 28, 2014, by accessing the Investor Relations page of the company’s website located at www.amwater.com.

About American Water

Founded in 1886, American Water (NYSE: AWK) is the largest publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs approximately 6,600 dedicated professionals who provide drinking water, wastewater and other related services to an estimated 14 million people in more than 40 states and parts of Canada. More information can be found at www.amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events and may relate to, among other things, its future financial performance, including earnings,

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growth and portfolio optimization strategies, its ability to finance current operations and growth initiatives, trends in its industry, regulatory or legal developments or rate adjustments. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality, and public utility regulations and policies; the outcome of litigation and government action related to the Freedom Industries chemical spill in West Virginia; weather conditions, patterns or events, including drought or abnormally high rainfall, strong winds and coastal and intercoastal flooding; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; its ability to appropriately maintain current infrastructure and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully acquire and integrate water and wastewater systems that are complementary to its operations and the growth of its business, including, among other core growth opportunities, concession arrangements and agreements for the provision of water services in the unregulated shale arena; cost overruns relating to improvements or the expansion of its operations; changes in general economic, business and financial market conditions; access to sufficient capital on satisfactory terms; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on the company’s current or future debt that could increase its financing costs or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase its cost and funding requirements; migration of customers into or out of its service territories; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified employees; the incurrence of impairment charges; labor actions including work stoppages and strikes; and civil disturbance, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and current SEC filings. The company undertakes no duty to update any forward-looking statement.

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Income (Unaudited)

In thousands except per share data

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Operating revenues	$712,260	$680,913	$2,901,858	$2,876,889

Operating expenses
Operation and maintenance	333,591	357,333	1,312,724	1,350,040
Depreciation and amortization	103,969	100,851	407,718	381,503
General taxes	58,481	55,948	234,642	221,212
(Gain) loss on asset dispositions and purchases	365	(182)	925	(839)

Total operating expenses, net	496,406	513,950	1,956,009	1,951,916

Operating income	215,854	166,963	945,849	924,973

Other income (expenses)
Interest, net	(74,904)	(74,794)	(308,164)	(310,794)
Loss on extinguishment of debt	(40,583)	—	(40,583)	—
Allowance for other funds used during construction	2,744	2,419	12,639	15,592
Allowance for borrowed funds used during construction	1,275	1,829	6,377	7,771
Amortization of debt expense	(1,874)	(1,409)	(6,603)	(5,358)
Other, net	(2,564)	(684)	(4,045)	(926)

Total other income (expenses)	(115,906)	(72,639)	(340,379)	(293,715)

Income from continuing operations before income taxes	99,948	94,324	605,470	631,258
Provision for income taxes	40,255	40,100	236,206	257,008

Income from continuing operations	59,693	54,224	369,264	374,250
Income (loss) from discontinued operations, net of tax	—	1,254	—	(16,180)

Net income	$59,693	$55,478	$369,264	$358,070

Basic earnings per common share: (1)
Income from continuing operations	$0.33	$0.31	$2.08	$2.12

Income (loss) from discontinued operations, net of tax	$—	$0.01	$—	$(0.09)

Net income	$0.33	$0.31	$2.08	$2.03

Diluted earnings per common share: (1)
Income from continuing operations	$0.33	$0.30	$2.06	$2.11

Income (loss) from discontinued operations, net of tax	$—	$0.01	$—	$(0.09)

Net income	$0.33	$0.31	$2.06	$2.01

Average common shares outstanding during the period:
Basic	178,237	176,907	177,814	176,445

Diluted	179,469	178,113	179,056	177,671

Dividends per common share	$0.28	$0.25	$1.12	$0.98

(1)	Amounts may not sum due to rounding

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American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	December 31,
	2013	2012
Cash and cash equivalents	$26,964	$24,433
Other current assets	523,426	475,014
Total property, plant and equipment	12,391,162	11,739,364
Total regulatory and other long-term assets	2,127,981	2,480,165

Total Assets	$15,069,533	$14,718,976

Short-term debt	$630,307	$269,985
Current portion of long-term debt	14,174	115,919
Other current liabilities	591,052	608,928
Long-term debt	5,230,058	5,209,370
Total regulatory and other long-term liabilities	2,833,434	3,073,650
Contributions in aid of construction	1,042,704	996,136
Total stockholders’ equity	4,727,804	4,444,988

Total Capitalization and Liabilities	$15,069,533	$14,718,976

Adjusted net income and EPS (A Non-GAAP, unaudited measure)

In thousands except per share data

	Year Ended December 31, 2013
	Income	Diluted Earnings Per Share
Net income per GAAP	$369,264	$2.06
Add: After-tax impact of tender offer loss on debt extinguishment (a)	24,756	0.14

Adjusted net income	$394,020	$2.20

(a)	Includes repurchase premium, transaction fees and write-off of unamortized debt issuance costs

Regulated Operations and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In thousands

	Years Ended December 31,
	2013	2012
Total Operation and Maintenance Expenses	$1,312,724	$1,350,040
Less:
Operation and maintenance expenses—Market-Based Operations	264,253	276,809
Operation and maintenance expenses—Other	(56,973)	(56,755)

Total Regulated Operation and Maintenance Expense	1,105,444	1,129,986
Less:
Regulated purchase water expense (a)	111,119	110,173
Allocation of non-Operation and maintenance expense	34,635	35,067

Adjusted Regulated Operation and Maintenance Expenses	$959,690	$984,746

Total Operating Revenues	$2,901,858	$2,876,889
Less:
Operating revenues—Market-Based Operations	325,463	330,329
Operating revenues—Other	(17,523)	(17,874)

Total Regulated operating revenues	2,593,918	2,564,434
Less:
Regulated purchase water revenues (a)	111,119	110,173

Adjusted Regulated Operating Revenues	$2,482,799	$2,454,261

Regulated Operations and Maintenance Efficiency Ratio	38.7%	40.1%

(a)	Calculation assumes purchased water revenues approximate purchased water expenses.

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